VCVILLAGE.COM OPPORTUNITY FUND, LLC

                           FORM OF OPERATING AGREEMENT

      This OPERATING AGREEMENT ("Agreement") is entered into by VCVillage.com
Advisors, Inc. (the "Investment Manager"), and Daniel M. Bendheim and [        ]
(the "Affiliated Directors"), and [        ], [        ], and [        ] (the
"Independent Directors"), and each of those Persons who shall hereafter be admitted as Investors. The Investment Manager, Affiliated Directors, and Independent Directors are collectively the "Managing Members" of this limited liability company.

The Parties to this Agreement hereby agree as follows:

                                   ARTICLE 1

                                  INTRODUCTION

      1.01 FORMATION. VCVillage.com Opportunity Fund, LLC (the "Fund") has been formed as a limited liability company under the laws of the State of Delaware by the filing of the Certificate of Formation pursuant to the Act (as defined herein), on behalf of the parties and any and all Substituted Investors (as defined herein). Except as expressly provided herein to the contrary, the rights and obligations of the Investors and the administration and termination of the Fund shall be governed by the Act.

      1.02 NAME. The name of the Fund is "VCVillage.com Opportunity Fund, LLC." If considered necessary in the opinion of the Directors, property acquired and business conducted by the Fund shall be in such other name as is necessary to preserve such limited liability.

      1.03 PURPOSE. The Fund is authorized and empowered to elect to operate, and to operate, as a business development company under Section 55, et. al. of the Investment Company Act of 1940, as amended.

      1.04 PLACE OF BUSINESS AND OFFICE; REGISTERED AGENT. The Fund shall maintain its principal office at: 325 W 38th Street, Suite 1504, New York, New York 10018. The Directors (as defined herein), may at any time change the location of the Fund's offices and may establish additional offices if they deem it advisable. Notification of any such change shall be given to the Investors on or before the date of any such change. The name and address of the Fund's registered agent for service of process is The Corporate Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

      1.05 TERM. The operation of the Fund shall commence on the Commencement Date (as hereinafter defined), and shall continue in full force and effect until December 31, 2008, unless further extended for up to two additional two-year periods from such date if the Directors determine that such an extension is in the best interest of the Fund or until dissolution prior thereto pursuant to the provisions hereof.

      1.06 THE INVESTORS. The names and addresses of the Investors are set forth in the books and records of the Fund, as amended from time to time.

      1.07 TITLE TO FUND PROPERTY. All property owned by the Fund, whether real or personal, tangible or intangible, shall be owned by the Fund as an entity, and no Investor, individually, shall have title to or any interest in such property.

                                    ARTICLE 2

                                   DEFINITIONS

Unless otherwise provided herein or unless the context otherwise requires, the terms with initial capital letters in this Agreement are defined as follows:

      (a) "ACT" means the Delaware Limited Liability Company Act, as at anytime now existing or in the future.

      (b) "AFFILIATE" means, when used with reference to a specific Person, an "affiliated person" of such specified Person as defined in Section 2(a)(3) of the 1940 Act.

      (c) "AFFILIATED DIRECTORS" shall mean Daniel M. Bendheim and [ ] and/or any other successor or additional director that is an affiliate of the Fund within the meaning of Section 2(a)(3) of the 1940 Act.

      (d) "AGREEMENT" means this Operating Agreement as originally executed and as amended, modified, supplemented, or restated from time to time.

      (e) "CASH AND SECURITIES AVAILABLE FOR DISTRIBUTION" means all Fund cash from whatever sources derived, less such reserves as the Directors shall deem reasonable for the Fund's business, plus any securities held by the Fund that the Directors deem available for distribution.

      (f) "CLOSING DATE" means the fifth business day after the Fund has terminated the offering of Shares.

      (g) "COMMENCEMENT DATE" means the commencement of Fund operations as evident by the acceptance by the initial subscriptions.

      (h) "CONSENT" means either (i) the approval given by vote at a meeting called and held pursuant to this Agreement or (ii) the written approval required or permitted to be given pursuant to this Agreement, or (iii) the act of granting such an approval, as the context requires.


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      (i) "DIRECTOR" or "DIRECTORS" shall mean each Affiliated Director or
Independent Director in his or her capacity as a Director of the Fund collectively, the governing body of the Fund.

      (j) "DISTRIBUTION EXPENSES" means those distribution expenses incurred in connection with the distribution of the Fund by VCVillage.com Securities, Inc. under applicable federal and state laws, and any other expenses actually incurred by VCVillage.com Securities, Inc., including but not limited to: (i) accounting and legal fees incurred in connection therewith; (ii) Blue Sky filing fees; (iii) the cost of preparing sales materials used in connection with the distribution of shares; (iv) salaries earned and reasonable and necessary expenses incurred by the partners, officers, directors, and employees of or contractors of the Investment Manager or its Affiliates for distribution activities.

      (k) "FUND" is defined in Section 1.01.

      (l) "FUND INTEREST" means all of the interests of an Investor in the Fund, including, without limitation, the Investor's: (i) right to a distributive share of profits and losses; (ii) right to a distributive share of the assets of the Fund; and (iii) right, if a Director or the [Investment Manager], to participate in the management of the Fund.

      (m) "INCAPACITY" shall mean, as to any Person, the entry of an order for relief in a bankruptcy proceeding ("bankruptcy"), entry of an order of incompetence or insanity, or the death, dissolution, or termination (other than by merger or consolidation), as the case may be, of such Person.

      (n) "INDEPENDENT DIRECTORS" shall mean those that are not "Interested Persons" of the Fund, as defined in the 1940 Act.

      (o) "INVESTMENT MANAGER" means VCVillage.com Advisors, Inc. and/or any other Person who becomes an Investment Manager of the Fund as provided herein, in such Person's capacity as Investment Manager of the Fund.

      (p) "INVESTMENT MANAGER OVERHEAD" means those customary and routine expenses incurred by the Investment Manager solely for its own account and that are not attributable in any way to performing its investment management activities for the Fund. Investment Manager Overhead does not include direct or indirect expenses incurred by the Investment Manager associated with its Fund management activities including but not limited to appropriate allocations of:
(i) rent or depreciation, utilities, property taxes, and the cost of capital equipment unless acquired primarily for the benefit of the Fund; (ii) salaries and other compensation of officers, directors, and employees of or contractors to the Investment Manager or its Affiliates; and (iii) expenses of a general and administrative nature that are incurred by the Investment Manager on behalf of the Fund.


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

      (q) "INVESTOR" means any Person, including a Permitted Transferee or the Investment Manager, who is an Investor shown on the books and records of the Fund at the time of reference thereto, in such Person's capacity as an Investor in the Fund.

      (r) "IRC" means the Internal Revenue Code of 1986, as amended.

      (s) "MAJORITY IN INTEREST OF THE INVESTORS" means Investors who in the aggregate own, at the time of the determination, more than 50% of the Shares owned by all such Investors.

      (t) "NET ASSET VALUE" [need definition.]

      (u) "OFFERING PERIOD" means that period commencing with the effective date of the Prospectus when the Fund began offering Shares and ending when such offering is terminated.

      (v) "OPERATIONAL COSTS" means all expenses of the Fund except Organizational Expenses, Distribution Expenses and Investment Manager Overhead including but not limited to: (i) the costs of operations (e.g., documentation, securities filings, other direct and indirect costs of selecting, negotiating, monitoring, and liquidating Portfolio Company investments including consultants, attorneys, accountants, appraisers, due diligence expenses, industry trade shows and conferences, travel, investment banking fees and commissions, or preparation of status reports); (ii) the Fund's accounting costs (e.g., maintenance of Fund books and records, audit fees, preparation of regulatory and tax reports, costs of computer equipment or services used by or charged to the Fund); (iii) the costs of investor communications (e.g., design, production, and mailing of all reports and communications to Investors, including those required by regulatory agencies); (iv) the costs of investor documentation and services; (v) legal, tax, and other professional services; (vi) salaries, benefits, and other compensation plus an appropriate allocation of overhead burden (including but not limited to an allocation of direct and indirect costs such as benefits; recruitment and training; rent and related facilities expenses; costs of acquiring, financing, and maintaining capital assets; financing charges and cost of capital; insurance; security; storage; utilities, etc.) for partners, officers, directors, employees of and contractors to the Investment Manager or its Affiliates attributable to performing any of the foregoing activities; and
(vii) any other related operational or administrative expenses necessary for the operation of the Fund.

      (w) "ORGANIZATIONAL EXPENSES" means those organizational expenses incurred in connection with the formation of the Fund and in qualifying or maintaining the qualification of Shares under applicable federal and state laws, and any other expenses actually incurred and related to organizational activities of the Fund, including but not limited to: (i) accounting and legal fees incurred in connection therewith; (ii) registration fees; (iii) the cost of preparing, printing, amending, and supplementing the Prospectus, registration statement, and related filings; and (iv) salaries earned and reasonable and necessary expenses incurred by the partners, officers,


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

directors, and employees of or contractors to the Investment Manager or its Affiliates for performing any such organizational activities.

      (x) "SUBSTITUTED INVESTOR" means a Person admitted as an Investor to the Fund other than a Director pursuant to Section 13.03 in place of and with all of the rights of the Investor who has transferred or assigned such Investor's Fund Interest to such Person, and who is shown as an Investor on the books and records of the Fund.

      (y) "PERSON" shall mean any individual, company, corporation, unincorporated organization or association, trust, or other entity.

      (z) "PORTFOLIO COMPANY" means any Person in which the Fund makes an investment, other than a Short-Term Investment.

      (aa) "PROSPECTUS" means that prospectus dated [       ], 2000, offering
Shares in the Fund, as supplemented and amended.

      (bb) "SHARE" means a unit of interest in the Fund held by any Shareholder, including the Investment Manager.

      (cc) "SHORT-TERM INVESTMENT" means commercial paper, government obligations, money market instruments, certificates of deposit, or other similar obligations and securities, or the liquid securities of issuers, such as investment companies, which exclusively invest in such securities, in each case where the maturity or average maturity, as the case may be, is one year or less at the time of purchase by the Fund.

      (dd) "SUBSCRIPTION AGREEMENT" means the contract for the purchase of Fund shares.

      (ee) "TAXABLE PERIOD" means each calendar year.

      (ff) "1940 ACT" means the Investment Company Act of 1940 and all rules and regulations promulgated thereunder, as amended by the Small Business Incentive Act of 1980, and as further amended from time to time.

                                    ARTICLE 3

                                   MANAGEMENT

3.01 BOARD OF DIRECTORS. The governing body of the Fund shall be the Directors, which shall consist of such number of Independent Directors as is fixed pursuant to Section 3.02 and two Affiliated Directors, who shall initially be Daniel M.
Bendheim and [     ].


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

3.02 INDEPENDENT DIRECTORS. The number of Independent Directors shall initially be three and shall be fixed from time to time thereafter by the Directors as then constituted; provided, however, that the number of Independent Directors shall in no event be less than three or more than five. A majority of the members of the Board of Directors shall at all times be Independent Directors. If at any time the number of Independent Directors is less than a majority, action shall be taken within 90 days thereafter, pursuant to Section 3.04 to restore the number of Independent Directors to a majority.

3.03 DIRECTORS. The Directors shall have the powers specified in Section 3.05.

3.04 APPROVAL AND ELECTION OF DIRECTORS. The Directors shall hold office from their election until their successors are elected, unless they are sooner removed pursuant to Section 12.03 or sooner resigned pursuant to Section 12.01. The Directors may designate successor Directors members to fill vacancies created by the retirement or withdrawal of a Director pursuant to Section 12.01 or by the removal of a Director pursuant to Section 12.03. The Directors may designate Independent Directors to fill any vacancies created by an increase in the number of Independent Directors pursuant to Section 3.02 or by the withdrawal or removal of an Independent Director. In the event that no Independent Directors remain, the Directors shall continue the business of the Fund and shall perform all duties of the Directors under this Agreement and shall, within 90 days, call a special meeting of Investors for the purpose of approving and electing Independent Directors. Each Investor other than a Director hereby consents to the admission of any successor Independent Directors pursuant to this Section 3.04, and no further consent shall be required. Any successor Independent Director designated by the Directors shall hold office until his or her successor has been approved and elected, unless he or she is sooner removed pursuant to Section 12.03 or resigns pursuant to Section 12.01.

3.05 DIRECTORS POWERS. Subject to the terms hereof, including but not limited to
Section 3.06, the Directors shall have full, exclusive, and complete discretion in the management and control of the affairs of the Fund, shall make all decisions affecting Fund affairs and shall have all of the rights, powers, and obligations of a managing member of a limited liability company under the Act and otherwise as provided by law. The Directors shall provide overall guidance and supervision with respect to the operation of the Fund, shall perform all duties imposed on the directors of business development companies by the 1940 Act, and shall monitor the activities of Portfolio Companies in which the Fund has invested. Except as otherwise expressly provided in this Agreement, the Directors are hereby granted the right, power, and authority to do on behalf of the Fund all things which, in its sole judgment, are necessary or appropriate to manage the Fund's affairs and fulfill the purposes of the Fund, including, by way of illustration and not by way of limitation, the power and authority from time to time to do the following:

      (a) subject to Section 3.14, invest the assets of the Fund in such investments as are consistent with the Fund's purpose, provided that such investments do not cause the


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

Fund to fail to comply with Section 55 of the 1940 Act;

      (b) incur all expenses permitted by this Agreement;

      (c) to the extent that funds are available, cause to be paid all expenses, debts, and obligations of the Fund;

      (d) employ and dismiss from employment such agents, employees, managers, accountants, attorneys, consultants, investment advisers and other Persons necessary or appropriate to carry out the business and affairs of the Fund, whether or not any such Persons so employed are Affiliates of any Directors or the Investment Manager, and to pay such compensation to such Persons as is competitive with the compensation paid to unaffiliated Persons in the area for similar services, subject to the restrictions set forth in Section 3.11;

      (e) subject to the indemnification provisions in this Agreement, pay, extend, renew, modify, adjust, submit to arbitration, prosecute, defend, or settle, upon such terms deemed sufficient, any obligation, suit, liability, cause of action, or claim, including tax audits, either in favor of or against the Fund;

      (f) enter into any sales, agency, or dealer agreements, and escrow agreements, with respect to the sale of Shares to Investors and provide for the distribution of such Shares by the Fund through one or more broker-dealers (which may be Affiliates of the Affiliated Directors or the Investment Manager), or otherwise;

      (g) borrow money and issue multiple classes of senior indebtedness or a single class of interests senior to the Shares to the extent permitted by the 1940 Act and repay, in whole or in part, any such borrowings or indebtedness and repurchase or retire, in whole or in part, any such interests senior to the Shares; and in connection with such loans or senior instruments to mortgage, pledge, assign, or otherwise encumber any or all properties or assets owned by the Fund, including any income therefrom, to secure such borrowings or provide repayment thereof;

      (h) establish and maintain accounts with financial institutions, including federal or state banks, brokerage firms, trust companies, savings and loan institutions, or money market funds;

      (i) make temporary investments in Short-Term Investments;

      (j) to the extent permitted by the 1940 Act, form or cause to be formed one or more small business investment companies under the Small Business Investment Fund Act of 1958, as amended;

      (k) establish valuation principles and periodically apply such principles to the Fund's venture capital investment portfolio;


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

      (l) to the extent permitted by the 1940 Act, designate and appoint one or more agents for the Fund who shall have such authority as may be conferred upon them by the Directors and who may perform any of the duties of, and exercise any of the powers and authority conferred upon, the Directors hereunder including, but not limited to, designation of one or more agents as authorized signatories on any bank accounts maintained by the Fund;

      (m) prosecute, protect, defend, or cause to be protected and defended, or abandon, any patent, patent right, copyright, trade name, trademark, and service mark, and any application with respect thereto, that may be held by the Fund;

      (n) take all reasonable and necessary actions to protect the secrecy of and the proprietary rights with respect to any know-how, trade secret, secret process, or other information and to prosecute and defend all rights of the Fund in connection therewith;

      (o) subject to the other provisions of this Agreement, to enter into, make, and perform such contracts, agreements, and other undertakings, and to do such other acts, as it may deem necessary or advisable for, or as may be incidental to, the conduct of the business contemplated by this Section 3.05, including, without in any manner limiting the generality of the foregoing, contracts, agreements, undertakings, and transactions with any Investor or with any other person, firm, or corporation having any business, financial, or other relationship with any Investor, provided, however, such transactions with such Persons and entities (i) shall only be entered into to the extent permitted under the 1940 Act and (ii) shall be on terms no less favorable to the Fund than are generally afforded to unrelated third parties in comparable transactions;

      (p) purchase, rent, or lease equipment for Fund purposes;

      (q) purchase and maintain, at the Fund's expenses, liability and other insurance to protect the Fund's assets from third party claims; provided that, in its judgment, such insurance is available and reasonably priced; and cause the Fund to purchase or bear the costs of any insurance covering the potential liabilities of the Investors, or employees or partners of the Fund or Investment Manager as well as the potential liabilities of any Person serving at the request of the Investment Manager as a director of or advisor to a Portfolio Company; provided, however, that the Directors or Investment Manager as the case may be shall be required to bear, out of their separate assets, the portion of the premiums for any such insurance coverages beyond those for matters against which the Fund is permitted to indemnify the Directors under Article 10;

      (r) cause to be paid any and all taxes, charges, and assessments that may be levied, assessed or imposed upon any of the assets of the Fund;

      (s) make any election on behalf of the Fund that is or may be permitted under the IRC and supervise the preparation and filing of all tax and information returns that the Fund may be required to file;


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

      (t) take any action that may be necessary or appropriate for the continuation of the Fund's valid existence as a limited liability company under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Investors or to enable the Fund to conduct the business in which it is engaged;

      (u) perform all normal business functions, and otherwise operate and manage the business and affairs of the Fund, in accordance with and as limited by this Agreement.

      3.06 INVESTMENT MANAGER. The Investment Manager is hereby granted the exclusive power and authority from time to time to do the following:

      (a) subject to the supervision of the Directors, manage and control the investments of the Fund, including, but not limited to, the power to make all decisions regarding the Fund's investment portfolio and, among other things, to find, evaluate, structure, monitor, sell, and liquidate, upon dissolution or otherwise, such investments, to provide, or arrange for the provision of, managerial assistance to Portfolio Companies and in connection therewith to enter into, execute, amend, supplement, acknowledge, and deliver any and all contracts, agreements, or other instruments for the performance of such functions, including the investment and reinvestment of all or part of the Fund's assets, execution of portfolio transactions, and any or all administrative functions;

      (b) on behalf of the Fund, grant Fund guarantees of Portfolio Company borrowings so long as the aggregate guarantees outstanding at any time do not, when combined with Fund borrowings, exceed 50% of the Fund's aggregate Capital Contributions; and

      (c) sell additional Shares in the Fund in accordance with Section 7.02 and permit the transfer of Shares to a Permitted Transferee pursuant to and subject to the terms of Section 13.03, without the consent of any other Investor; and

The grant of exclusive power and authority to the Investment Manager under this
Section 3.06 in no way limits the rights, powers, or authority of the Directors under this Agreement, the Act, or as otherwise provided by law.

3.07 TAX ELECTIONS. The Directors may cause the Fund to make all elections required or permitted to be made by the Fund under the IRC and not otherwise expressly provided for in this Agreement.

3.08 APPOINTMENT OF AUDITORS. Subject to the approval of (i) a Majority in Interest of the Investors (which approval is subject to Section 14.02) and (ii) a majority of the Independent Directors, the Directors, in the name and on behalf of the Fund, are authorized to appoint independent certified public accountants for the Fund.


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3.09 RESTRICTIONS ON THE DIRECTORS' AUTHORITY. The Directors shall not have authority to do any of the following:

      (a) act in contravention of this Agreement or of the 1940 Act;

      (b) possess Fund property or assign the rights of the Fund in specific property for other than a Fund purpose;

      (c) admit any other Person as a Director of the Fund without the approval of the Investors except as otherwise provided herein;

      (d) commingle or permit the commingling of the assets of the Fund with the assets of any other Person except as otherwise provided herein;

      (e) permit any Person who makes a nonrecourse loan to the Fund to acquire, the time and as a result of making the loan, any direct or indirect interest in the profits, capital or property of the Fund other than as a secured creditor;

      (f) without the consent of a Majority in Interest of the Investors, subject to paragraph 14.02; to (i) elect to dissolve the Fund; or (ii) sell or otherwise dispose of at any one time all or substantially all of the assets of the Fund; or

      (g) invest in a company in which any Director has an equity interest other than through another company that it manages.

3.10 CONTRACTS WITH AFFILIATES OF THE DIRECTORS. The Directors may, on behalf of the Fund, enter into contracts for goods or services with any Affiliate of a Director provided that the charges for such goods or services are no more favorable than those charged by unaffiliated Persons in the area for similar goods and services. Any such contract shall be subject to termination by a majority of the Independent Directors following 60 days' prior notice thereof.

3.11 OBLIGATIONS OF THE DIRECTORS. The Directors shall devote such time and effort to the Fund business as, in their judgment, may be necessary or appropriate to manage the affairs of the Fund. Neither the Directors nor any of their Affiliates shall enter into any transaction with the Fund unless the transaction is expressly permitted hereunder and under the 1940 Act or any exemptive order issued by the Securities and Exchange Commission thereunder, or is entered into principally for the benefit of the Fund in the ordinary course of Fund business. The Directors may engage in other business activities that are not directly in competition with the Fund. Nothing herein shall prohibit the Directors from serving as a director of any other investment fund.

3.12 OTHER BUSINESS OF INVESTORS. Any Investor and any Affiliate of any Investor may engage in or possess any interest in other business ventures of any kind, nature or description, independently or with others, whether such ventures are competitive with the Fund or otherwise. Neither the Fund nor any Investor shall have


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

any rights or obligations by virtue of this Agreement or the company relationship created hereby in or to such independent ventures or the income or profits or losses derived therefrom, and the pursuit of such ventures, even if competitive with the business of the Fund, shall not be deemed wrongful or improper. Neither the Directors nor any Affiliate of the Directors shall be obligated to present any particular investment opportunity to the Fund, except with respect to opportunities that are suitable for the Fund, which must first be made available to the Fund before any of the Directors may invest, and the Directors and their Affiliates shall each have the right to take for their own account (individually or as a trustee, partner, or fiduciary) or to recommend to others any such particular investment opportunity. The Investment Manager and Affiliated Directors hereby consent and agree promptly to furnish the Independent Directors, upon request, with information on a confidential basis as to any investments made by them, or any of their Affiliates, for their own account or for others.

3.13 PROHIBITED TRANSACTIONS. Except to the extent expressly permitted by this Agreement and except as permitted by the 1940 Act or any exemptive order issued by the Securities and Exchange Commission thereunder:

      (a) the Fund shall not lend money or other property to the Investment Manager or any Investment Manager Affiliate;

      (b) the Fund shall not sell to or purchase any security or any other property from a Director, Investment Manager, or any Affiliate of either, or effect any transaction in which a Director, Investment Manager, or any Affiliate of either is a joint or several participant;

      (c) the Fund shall not purchase or sell commodities or commodity contracts, participate on a joint or a joint and several basis in any trading account in securities, or purchase any securities on margin, except such short-term credits as are necessary for clearance of transactions;

      (d) no reimbursement for expenses of the Fund shall be made to the Directors or any Director Affiliate except as permitted under Article 4;

      (e) the Fund shall not issue any of its Shares for services or for property other than cash or securities;

      (f) the Fund shall not sell any Shares at a price below the current net asset value of such Shares; and

      (g) except as provided in Section 7.06, the Fund shall not purchase any Shares issued by it.


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                                    ARTICLE 4

                                  COMPENSATION

4.01 INVESTMENT MANAGER. The Investment Manager shall receive the following amounts from the Fund:

      (a) MANAGEMENT FEE. The Fund shall pay the Investment Manager a Management Fee for supervising the investment operations of the Fund equal to 2.5% of the average weekly net asset value of the Fund. All Management Fees shall be due and payable monthly, in arrears. To the extent Fund cash reserves are insufficient to pay the entire Management Fee when due, the unpaid fee shall be carried forward and paid when cash reserves are sufficient to allow the payment. The Fund shall pay interest on any such fees it carries forward at a rate of [ ]%.

      (b) INCENTIVE FEE. Each quarter, 20% of the Fund's realized capital gains, net of realized and unrealized capital losses, will be paid to the Investment Manager as an incentive fee. The Investment Manager may waive or defer all or a portion of the incentive fee.

      (c) REIMBURSEMENT OF OPERATIONAL COSTS. The Fund shall reimburse the Investment Manager or its Affiliates for Operational Costs incurred by the Investment Manager or its Affiliates in connection with the business of the Fund, including without limitations expenses related to the selection of Portfolio Companies or to proposed investments, even if the proposed investments ultimately are not undertaken by the Fund. The Management Fee is in addition to the reimbursement of actual Operational Costs.

4.02 INDEPENDENT DIRECTORS. As compensation for services rendered to the Fund, the Fund will pay each Independent Director:

      (a) the sum of $10,000 annually in quarterly installments beginning on the Commencement Date;

      (b) the sum of $1,000 for each meeting of the Directors attended by such Independent Director up to an annual limit of $4,000;

      (c) if appointed to a committee by the Directors, the sum of $1,000 for each such committee meeting attended; provided, however, that if such committee meeting is held on the same day as a meeting of the Directors, no additional fee will be paid; and

      (d) all out-of-pocket expenses relating to attendance at the meetings, committee or otherwise, of the Directors.


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

4.03 DISTRIBUTION AGENT. The Fund shall reimburse VCVillage.com Securities, Inc. as Distribution Agent for the Fund for actual Offering Expenses incurred by VCVillage.com Securities, Inc.

                                    ARTICLE 5

                                    INVESTORS

5.01 LIMITED LIABILITY. The Investors and Directors shall not be personally liable for any of the debts or losses of the Fund except to the extent provided by the Act.

5.02 NO MANAGEMENT RESPONSIBILITY. No Investor other than a Director or the Investment Manager shall participate in the management or control of the business of or transact any business for the Fund. All management responsibility is vested in the Directors. The Investors other than the Directors hereby consent to the taking of any action by the Directors and the Investment Manager contemplated by this Agreement.

5.03 RIGHTS OF INVESTORS. The Investors shall have the following rights:

      (a) the right to elect and remove Directors;

      (b) the right to approve or disapprove proposed changes in the nature of the Fund's business so as to cause the Fund to cease to be, or to withdraw its election as, a business development company under the 1940 Act;

      (c) the right to approve or disapprove any proposed investment advisory contract or management agreement or to disapprove and terminate any such existing contracts; provided, however, that such contracts are also approved by a majority of the Independent Directors;

      (d) the right to approve or reject the appointment of the independent accountants of the Fund; provided, however, that such appointment is approved by the Directors, including a majority of the Independent Directors;

      (e) the right to propose and approve an amendment to this Agreement; provided, however, that no such amendment shall conflict with the 1940 Act; and

      (f) the right to approve any other material matters related to the business of the Fund that the 1940 Act requires to be approved by the Investors so long as the Fund is a business development company subject to the provisions of the 1940 Act.

Each of the foregoing matters shall be approved or disapproved, as the case may be, upon the vote or consent of a Majority in Interest of the Investors.

5.04 NO CONSENT REQUIRED. Notwithstanding the foregoing, no vote, approvals, or other consent shall be required of the Investors to amend this Agreement in any of the following respects: (i) to admit an additional Investor or a Substituted Investor or remove an Investor in accordance with the terms of this Agreement; or (ii) to correct any false or erroneous statement, or to make a change in any statement in order that such statement shall accurately represent the agreement among the Investors, Directors and the Investment Manager in this Agreement; provided that no such correction or change shall in any manner adversely affect the Fund Interests of any Investor.

                                    ARTICLE 6

                                   AMENDMENTS

6.01 PROPOSAL OF AMENDMENTS. Except as otherwise specified in this Agreement, any amendment to this Agreement may be proposed by the Directors or by Investors other than the Directors who, in aggregate, own not less than 10% of the Shares owned by all such Investors. The Directors or Investors proposing such amendment shall submit to the Directors: (i) the text of such amendment; and (ii) a statement of the purpose of such amendment. The Directors shall, within 20 days after receipt of any proposal under this Section 6.01, give notification to all Directors and Investors of such proposed amendment, and of such statement of purpose, together, in the case of an amendment proposed by Investors, with the views, if any, of the Directors and the Investment Manager with respect to such proposed amendment. All proposed amendments shall be submitted to the Investors for a vote no less than 10 days nor more than 60 days after the date of mailing of such notice and will be adopted if approved by a Majority in Interest of the Investors. For purposes of obtaining a written vote, the Directors may require receipt of written responses within a specified time.

6.02 AMENDMENTS TO BE ADOPTED SOLELY BY THE DIRECTORS. The Directors may, without the consent of any Investor, amend any provision of this Agreement, and execute whatever documents may be required in connection therewith, to reflect a change in the name or the location of the principal place of business of the Fund.

      (a) a change that is necessary to qualify the Fund as a limited liability company under the laws of any state; and

      (b) any other amendments similar to the foregoing.

6.03 AMENDMENTS NOT ALLOWABLE. Unless approved by a Majority In Interest of the Investors, no amendment to this Agreement shall be permitted if, in the opinion of counsel to the Fund (unless such counsel is disapproved by such Majority In Interest of the Investors), the effect of such amendment would be to:

      (a) increase the duties or liabilities of any Investor;

      (b) change the interest of any Investor hereto in the assets, profits, or losses of the Fund, except as otherwise provided herein; or

      (c) in any way adversely affect the federal income tax status of the Fund.

                                    ARTICLE 7

                                  SHARE CAPITAL

7.01 SHARES. The Shares are limited liability company interests and are the only outstanding class of securities of the Fund. The Investment Manager will determine the Net Asset Value of the Fund on a weekly basis in good faith under guidelines established by the Directors.

7.02 SALE OF ADDITIONAL SHARES. The Directors are authorized to sell additional Shares. The manner of the offering of Shares, the terms and conditions under which subscriptions for such Shares will be accepted, and the manner of and conditions to the sale of Shares to subscribers therefor will be as provided in the Prospectus in all material respects and subject to any provisions hereof. Before any Person will be permitted to purchase Shares, such Person or such Person's attorney-in-fact shall execute a counterpart of this Agreement and thereby agree in writing to be bound by all of the provisions hereof as an Investor.

7.03 INTEREST ON SHARES. No Investor shall have the right to be paid interest on any investment in the Fund, except as specifically provided in this Agreement.

7.04 REDEMPTION AND RETURN OF CAPITAL. No Investor shall have the right to redeem or to demand the return of any or all of that Investor's investment except as specifically provided in this Agreement.

                                    ARTICLE 8

                                  DISTRIBUTIONS

8.01 DISTRIBUTIONS GENERALLY. Except to the extent the Investment Manager determines to reinvest in the Fund, Cash and Securities Available for Distribution shall be distributed to the Investors in accordance with Net Asset Value. Securities distributed in kind to Investors shall be treated as if sold at the value determined under Section 8.02. Distributions to Investors shall be made only to the extent they are not prohibited by any applicable restrictions set forth in the 1940 Act. On liquidation, distributions shall be made in accordance with the provisions of Article 15.

8.02 VALUATION. The Investment Manager will determine the net asset value, or NAV, of the Fund on a weekly basis. The Investment Manager will make its valuation in good faith under guidelines established by the Directors. During the course of this offering, we will adjust the share price on a weekly basis.

      The Investment Manager will value securities for which market quotations are readily available and that are freely marketable and transferable at the closing price on the day of valuation (or at the bid/ask price that is available on a national securities exchange or over-the-counter market) for the last five trading days. For publicly-traded equity investments with selling restrictions, a discount will apply to reflect the illiquidity. For companies in the early stages of development, the Investment Manager will value investments based upon their original cost to the Fund. Subsequently, the Investment Manager will value these investments based on the valuations given to such companies in subsequent rounds of third-party financings. Upon the occurrence of a significant development or other factor affecting a portfolio company, including results of operations, changes in general market conditions, subsequent financing or the availability of market quotations, the Investment Manager will determine whether such events provide a basis for valuing such investment at a different number. Such valuations may be based on a variety of assumptions and may vary significantly over time.

In general, the Investment Manager will value securities with legal, contractual, or practical restrictions on transfer at a discount to their value determined by the foregoing methods in order to reflect the effect of such restrictions.

                                    ARTICLE 9

               RESPONSIBILITIES OF THE INVESTORS AMONG THEMSELVES

9.01 INDEMNIFICATION OF THE DIRECTORS BY THE FUND. Neither the Directors nor any of their Affiliates shall be liable, responsible, or accountable in damages or otherwise to the Fund or any Investor for any loss or damage incurred by reason of any act performed by or omission of the Directors or such Affiliates in good faith in the furtherance of the interests of the Fund and in a manner reasonably believed by them to be within the scope of the authority granted to the Directors by this Agreement or by the Investors, provided that such Director or Affiliate was not guilty of wilful malfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office with respect to such act or omission. The Fund, out of its assets and, subject to
Section 9.02, not out of the assets of the Directors, shall, to the full extent permitted by law, indemnify and hold harmless any Director and any Director Affiliate who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (including any action by or in the right of the Fund), by reason of any acts or omissions or alleged acts or omissions arising out of such Person's activities as a Director or as an Affiliate of a Director, if such activities were performed in good faith in furtherance of the interests of the Fund and in a manner reasonably believed by such Person to be within the scope of the authority conferred to the Directors by this Agreement or by the Investors against losses, damages, or expenses for which such Person has not otherwise been reimbursed (including attorneys' fees, judgments, fines, and amounts paid in settlements) actually and reasonably incurred by such Person in connection with such action, suit, or proceeding, so long as such Person was not guilty of malfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office with respect to such acts or omissions and, with respect to any criminal action or proceeding, had no reasonable cause to believe such Person's conduct was unlawful, and provided that the satisfaction of any indemnification and any holding harmless shall be from and limited to Fund assets and no Investor shall have any personal liability on account thereof.

Notwithstanding the foregoing, none of the indemnified parties shall be indemnified for any loss or damage incurred by them in connection with any judgment entered in or settlement of any lawsuit for violations of federal or state securities laws by the indemnified parties in connection with the offer or sale of Fund Interests unless: (i) there has been a successful adjudication on the merits as a result of a trial; or (ii) such claim has been dismissed with prejudice on the merits by a court of competent jurisdiction that has been apprised of the Securities and Exchange Commission's position on indemnification. In addition, any such indemnification for securities law violations must be approved by a court of competent jurisdiction.

The Fund may purchase liability insurance that insures the indemnified parties against any liabilities as to which such parties are permitted to be indemnified pursuant to the provisions of this Section 9.01. However, the Fund may not incur the cost of that portion of liability insurance which insures the indemnified parties for any liability as to which the indemnified parties are prohibited from being indemnified under this Section 9.01.

9.02 FUND LOANS. The Directors or any Affiliate of any Director may lend funds to the Fund for such period of time as the Directors may determine, and with interest payable in an amount equal to the lesser of (i) the interest rate at which the Directors or such Director Affiliate could then borrow such amount or
(ii) the maximum amount of interest then permitted under any applicable usury laws; provided, however, that if the Fund is able to obtain comparable financing from an unrelated lending institution, the amount of interest and similar charges or fees paid to the Directors or such Affiliate would not exceed those charged by such unrelated lending institution on comparable loans for the same purpose. Any such amounts shall be repaid to the Directors or any Director Affiliate before any distributions may be made pursuant to Article 9. In no event shall a loan made to the Fund by any Person be deemed to be a part of any Fund Interest that such Person may hold, nor shall the Directors or their Affiliates provide the Fund with permanent financing.

9.03 INVESTORS LOOK SOLELY TO FUND ASSETS. Neither the Directors nor any of their Affiliates shall have any personal liability to any Investor for the repayment of any amounts invested in the Fund. Any such payment shall be solely from the assets of the Fund. The Directors shall not be liable to any Investor by reason of any change in the federal income tax laws as they apply to the Fund and the Investors, whether such change occurs through legislative, judicial, or administrative action, so long as the Directors have acted in good faith and in a manner reasonably believed to be in the best interests of the Investors.

                                   ARTICLE 10

                        ACCOUNTING, RECORDS, AND REPORTS

10.01 METHOD OF ACCOUNTING. The Fund's books and records shall be kept on an accrual basis in accordance with generally accepted accounting principles; however, for purposes of tax reporting, the Directors may choose either the cash or accrual method with the filing of the Fund's first tax return.

10.02 FISCAL YEAR. The fiscal year of the Fund shall be the calendar year. The admission of additional Investors shall be deemed to have been on the first
[     ] after the Investor was admitted to the Fund.

10.03 MAINTENANCE OF INFORMATION. The Fund will maintain, or cause to be maintained, such books and records as are required under Section 31 of the 1940 Act and as shall enable it to be reasonably responsive to requests for information pursuant to Section 10.04.

10.04 ACCESS TO INFORMATION. Each Investor may obtain from the Fund from time to time upon written demand to the Directors, for a purpose clearly related to such Investor's interest as an Investor, including any suit by such Investor against the Fund, provided that such purpose is set forth in such written demand, the following: (i) true and full information regarding the status of the business and financial condition of the Fund, which shall be deemed satisfied if the Directors provide a copy of the most recent audited financial statements of the Fund; (ii) promptly after becoming available, a copy of that Investor's federal, state, and local income tax information statement for each of the last two fiscal years; (iii) a current list of the names and last known business, residence, or mailing address of each Investor except for those Investors who have requested that their names not be disclosed; (iv) a copy of this Agreement and all amendments and restatements; and (v) such other information as is just and reasonable in the discretion of the Directors. All such information may be obtained by the Investor's compliance with such procedures as the Directors, from time to time, shall reasonably establish, including without limitation with respect to payment of copying, mailing, and other administrative costs occasioned hereby. The Directors may condition the provision of information on the execution of an acknowledgment by the requesting party that the information provided will be held in confidence, will not be disclosed to any other persons, will not be used for commercial purposes, will not be used in such a fashion that the Fund's tax status may be jeopardized, and that the requesting party will indemnify the Fund and the Directors for any failure to honor such commitments.

10.05 BANKING. The Investment Manager shall open and thereafter maintain separate accounts in the name of the Fund in which there shall be deposited all of the funds of the Fund. No other funds shall be deposited in the accounts. The funds in said accounts shall be used solely for the business of the Fund, including, without limitation, such investments as authorized in Sections 3.04(i) and 3.05, and shall be maintained in accordance with Section 17(f) of the Investment Company Act of 1940, the rules adopted under Section 17(f), and interpretations of the U.S. Securities and Exchange Commission and its staff.

10.06 AUDIT. At the expense of the Fund, an annual audit of the Fund's books of account shall be made by a firm of independent certified public accountants selected by the Directors and approved by a Majority in Interest of the Investors. In the determination of the profits or losses of the Fund to be reflected by its books and records, such certified public accountants shall be governed by the provisions of this Agreement and the 1940 Act. In any circumstances where no provision under the IRC and regulations thereunder may be applicable to the determination of any item, the accountants shall act in their discretion in such manner as may, most consistently with prior practices, properly reflect that item. If required by any governmental agency or by principles of accounting, the accountants may cause adjustments to be made to the statements of the Fund for reporting purposes. The annual certified financial report of the Fund shall include a balance sheet, an income statement, a statement of equity for Investors, and a statement of changes in financial position. The report also shall include the amount of any reimbursement made by the Fund to the Investment Manager, Directors or their Affiliates. Copies of the annual certified financial report of the accountants for each year shall be transmitted to all Investors within 120 days after the end of that year. Such copies shall be accompanied by a statement of the risks involved in investments in the Fund to the extent required under Section 64(b)(1) of the 1940 Act.

10.07 STATUS REPORTS. Within 75 days after the end of each of the first three quarters of the Fund's fiscal year, the Directors shall have prepared and transmitted to the Investors, at the expense of the Fund, a quarterly report containing the same financial information contained in the Fund's Quarterly Report on Form 10-Q filed by the Fund with the Securities and Exchange Commission under the Securities Exchange Act of 1934. Within 120 days after the end of each fiscal year, the Investment Manager shall have prepared and transmitted to the Investors, at the expense of the Fund, an annual report containing a summary of the year's activity and the financial information set forth in Section 11.07.

10.08 TAX RETURNS. The Directors shall use their best efforts to cause the Fund to file all tax and information returns required of the Fund in a timely manner. The Directors will cause to be transmitted or delivered within 75 days after the end of each year to each Person who was an Investor at any time during such year a statement setting forth all information relating to the Fund's operations for such fiscal year as is reasonably required to complete federal and state income tax or information returns.

                                   ARTICLE 11

          REMOVAL OR RETIREMENT OF DIRECTORS AND THE INVESTMENT MANAGER

11.01 RESIGNATION OF A DIRECTOR. Subject to Section 12.05, a Director may voluntarily resign from the Fund, but only upon compliance with all of the following procedures:

      (a) the Director shall give notification to the Board of Directors that he or she proposes to resign;

      (b) subject to Section 3.02, the remaining members of the Directors shall designate a successor Director who shall hold such office until such Director's successor has been approved and elected;

      (c) the Directors shall designate only an Independent Director to replace an Independent Director; and

      (d) the resigning Director shall cooperate fully with the successor Director so that the responsibilities of the resigning Director may be transferred to the successor Director with as little disruption of the Fund's business and affairs as practicable.

11.02 RESIGNATION OF THE INVESTMENT MANAGER. Subject to Section 11.05, the Investment Manager may voluntarily resign from the Fund, but only upon compliance with all of the following procedures:

      (a) the Investment Manager shall, at least 60 days prior to such resignation, give notification to all Investors that it proposes to resign and that there be substituted in its place a Person or Persons designated and described in such notification;

      (b) enclosed with the notification shall be a certificate, duly executed by or on behalf of each such proposed successor Investment Manager, to the effect that: (i) it is experienced in performing (or employs sufficient personnel who are experienced in performing) functions that the Investment Manager is required to perform under this Agreement; (ii) it has a net worth that meets the requirements of any statute or the courts applicable to a manager of a limited liability company in order to ensure that the Fund will not fail to be classified for state income tax purposes as a limited liability company rather than as an association taxable as a corporation; and (iii) it is willing to become the Investment Manager under this Agreement and will assume all duties and responsibilities thereunder, without receiving any compensation for services from the Fund in excess of that payable under this Agreement to the resigning Investment Manager and without receiving any participation in the resigning Investment Manager's Fund Interest other than that agreed upon by the resigning Investment Manager and the successor Investment Manager;

      (c) if the Investment Manager resigns, there shall be on file at the principal office of the Fund, prior to such withdrawal, audited financial statements of the proposed successor Investment Manager as of a date not earlier than twelve months prior to the date of the notification required by this
Section 11.02, certified by a nationally or regionally recognized firm of independent certified public accountants, together with a certificate, duly executed on behalf of the proposed successor Investment Manager by its principal financial officer, to the effect that no material adverse change in its financial condition has occurred since the date of such audited financial statements that has caused its net worth, excluding the purchase price of its Fund Interest, to be reduced to less than the amount under Subsection 11.02(b). Such audited financial statements and certificates shall be available for examination by any Investor during normal business hours;

      (d) subject to Section 13.02, a Majority in Interest of the Investors has consented to the appointment of a successor Investment Manager; and

      (e) the resigning Investment Manager shall cooperate fully with the successor Investment Manager so that the responsibilities of the resigning Investment Manager may be transferred to the successor Investment Manager with as little disruption of the Fund's business and affairs as practicable.

11.03 REMOVAL OF A DIRECTOR; DESIGNATION OF A SUCCESSOR DIRECTOR.

      (a) Any of the Independent Directors may be removed either: (i) for cause by the action of at least two-thirds of the remaining Directors, including a majority of the remaining Independent Directors; (ii) subject to Section 13.02, by failure to be approved and re-elected by the Investors pursuant to Section 13.04; or (iii) subject to Section 13.02, with the consent of a Majority in Interest of the Investors. The Investment Manager may be removed either: (i) by a majority of the Directors; (ii) subject to Section 13.02, by failure to be approved and re-elected by the Investors pursuant to Section 13.04; or (iii) subject to Section 13.02, with the consent of a Majority in Interest of the Investors. The removal of a Director shall in no way derogate from any rights or powers of such Director, or the exercise thereof, or the validity of any actions taken pursuant thereto, prior to the date of such removal.

      (b) In the event of the removal of the Investment Manager and continuation of the Fund, the investments held by the Fund at the time of removal shall be appraised by two independent appraisers, one selected by the Investment Manager and one by the Independent Directors. In the event that such two appraisers are unable to agree on the value of the Fund's investment portfolio, they shall jointly appoint a third independent appraiser whose determination shall be final and binding. The cost of the appraisal conducted by the appraiser selected by the Investment Manager shall be borne by the Investment Manager, and the cost of the appraisal conducted by the appraiser selected by the Independent Directors shall be borne by the Fund. The cost of the appraisal conducted by a third appraiser shall be borne equally by the Fund and by the Investment Manager. The Investment Manager shall receive a final incentive fee equal to the Net

Profit or Net Loss that it would have been paid, if all unrealized capital gains and losses of the Fund were deemed realized, a payment was made at such time, and such time were deemed to be the end of a Taxable Period. Unrealized capital gains may not be factored into the calculation of this final payment absent exemptive or other relief from the requirements of Section 205 of the Investment Advisers Act of 1940 obtained from the U.S. Securities and Exchange Commission.

      (c) Subject to Section 3.02, the remaining Directors may designate one or more Persons to fill any vacancy existing in the number of Independent Directors fixed pursuant to Section 3.02 resulting from removal of an Independent Director by the Directors pursuant to Section 11.03(a). Remaining Directors may designate one or more Persons to be successors to the Investment Manager removed by the Independent Directors pursuant to Section 11.03(a). Any such successor Director shall hold office until his or her successor has been approved and elected. Any such successor Investment Manager shall hold office until the next annual meeting of Investors or until his or her successor has been approved and elected in accordance with Section 15(a) and Rule 15a-3 of the Investment Company Act of 1940. With the consent of such number of Investors other than a Director (but not in any event less than a Majority in Interest of the Investors) as are then required under the 1940 Act, and under the laws of the other jurisdictions in which the Fund is then formed or qualified, to consent to the admission of a Director, such Investors may, subject to the provisions of Sections 3.02, 11.05,
12.01 and 13.02, at any time admit a Person to be successor to a Director concurrently therewith being removed by the Investors pursuant to Section 11.03(a).

      (d) Any removal of a Director shall not affect any rights or liabilities of the removed Director that matured prior to such removal.

11.04 INCAPACITY OF A DIRECTOR.

      (a) In the event of the incapacity of a Director, the business of the Fund shall be continued with the Fund property by the remaining Directors. Subject to
Section 3.04, the remaining Directors shall give notification to the Investors of such event and shall, within 90 days, call a meeting of the Directors for the purpose of designating a successor Director. Any such successor Director shall hold such office until the next annual meeting of Investors or until his or her successor has been approved and elected.

      (b) In the event of the Incapacity of all Directors, the Fund shall be dissolved. Upon the Incapacity of a Director, such Director shall immediately cease to be a Director and its Fund Interest, as such, shall continue only for the purpose of determining the amount, if any, that it is entitled to receive upon any dissolution pursuant to Section 14.01.

      (c) Any such termination of a Director shall not affect any rights or liabilities of the Incapacitated Director that matured prior to such Incapacity.

11.05 ADMISSION OF A SUCCESSOR DIRECTOR.

      (a) The admission of any successor Director pursuant to Sections 11.01, 11.02, or 11.03, as the case may be, shall be effective only if and after the following conditions are satisfied:

            (i) the designation of such Person as successor Director shall occur, and for all purposes, shall be deemed to have occurred, prior to the withdrawal or removal of the withdrawing or removed Director, or transfer of the withdrawing or removed Director's Fund Interest pursuant to Sections 11.01, 11.02, or 11.03, as the case may be; and

            (ii) the Fund Interests of the Investors shall not be affected by the admission of such successor Director or the transfer of the Director's Fund Interest.

      (b) A Director shall not have the right to transfer or assign its Fund Interest, except that a Director may: (i) transfer its Fund Interest to a successor Director pursuant to Section 11.01 or 11.02; (ii) substitute instead as a successor Director any Person that has, by merger, consolidation, or otherwise, acquired substantially all of its assets and continued its business; and (iii) pledge or grant an interest in its right to receive payments and distributions under this Agreement. Each Investor other than a Director hereby consents to the admission of any additional or successor Director pursuant to this Section 11.05(b), and no further consent or approval shall be required; and

      (c) Notwithstanding anything to the contrary in this Article 11, a Director's Fund Interest shall at all times be subject to the restrictions on transfer set forth in Section 12.01.

11.06 LIABILITY OF A FORMER DIRECTOR. Any Director who shall resign or be removed, or who shall sell, transfer, or assign its Shares shall remain liable for obligations and liabilities incurred by it as Director prior to the time such withdrawal, removal, sale, transfer, or assignment shall have become effective, but it shall be free of any obligation or liability incurred on account of the activities of the Fund from and after the time such withdrawal, removal, sale, transfer, or assignment shall have become effective.

11.07 CONSENT OF INVESTORS TO ADMISSION OF SUCCESSOR DIRECTORS. Subject to
Section 13.02, each Investor other than a Director hereby consents pursuant to
Section 11.02 to the admission of any Person as a successor Director meeting the requirements of Section 11.02 to whose admission as such a Majority in Interest of the Investors have expressly consented, and no further express consent or approval shall be required.

11.08 CONTINUATION. In the event of the resignation, removal, or retirement of a Director, or the transfer or assignment by a Director of its Fund Interest, the Fund shall not be dissolved and the business of the Fund shall be continued by the remaining Directors.

                                   ARTICLE 12

                 TRANSFERABILITY OF AN INVESTOR'S FUND INTEREST

12.01 RESTRICTIONS ON TRANSFERS.

      (a) OPINION OF COUNSEL. Notwithstanding any other provisions of this
Section 12.01, no sale, exchange, transfer, or assignment of Shares may be made by an Investor unless in the opinion of counsel for the Fund, satisfactory in form and substance to the Directors, (which opinion may be waived, in whole or in part, at the discretion of the Directors), that:

            (i) such sale, exchange, transfer, or assignment, when added to the total of all other sales, exchanges, transfers, or assignments of Shares within the preceding twelve months, would not result in the Fund's being considered to have terminated within the meaning of Section 708 of the IRC;

            (ii) such sale, exchange, transfer or assignment would not violate any federal securities laws or any state securities or "Blue Sky" laws applicable to the Fund or the Shares to be sold, exchanged, transferred, or assigned; and

Any such opinion of counsel shall be delivered in writing to the Fund prior to the date of the sale, exchange, transfer, or assignment.

      (b) MINORS. In no event shall all or any part of a Fund Interest be assigned or transferred by an Investor to a minor or an incompetent except in trust, pursuant to the Uniform Gifts to Minors Act or the Uniform Transfers to Minors Act, or by will or intestate succession.

      (c) DOCUMENTATION. Each Investor other than a Director agrees, upon request of the Directors, to execute such certificates or other documents and perform such acts as the Directors deem appropriate after an assignment of Shares by that Investor to preserve the limited liability of the Investors under the laws of the jurisdiction in which the Fund is doing business. For purpose of this Section 12.01(c), any transfer of a Fund Interest, whether voluntary or by operation of law, shall be considered an assignment.

      (d) VOID AB INITIO. Any purported assignment of Shares that is not made in compliance with this Agreement is hereby declared to be null and void and of no force or effect whatsoever.

      (e) EXPENSE. Each Investor other than a Director agrees, prior to the time the Directors consent to an assignment of Shares by that Investor, to pay all reasonable expenses, including attorneys' fees, incurred by the Fund in connection with such assignment.

12.02 ASSIGNEES.

      (a) NOTIFICATION REQUIRED AND EFFECTIVE DATE. The Fund shall not recognize for any purpose any purported sale, assignment, or transfer of all or any fraction of the Shares of an Investor other than a Director unless the provisions of Section 12.01 shall have been complied with and there shall have been filed with the Fund a dated notification of such sale, assignment, or transfer, in form satisfactory to the Directors, executed and acknowledged by both the seller, assignor, or transferor and the purchaser, assignee, or transferee and such notification (i) contains the acceptance by the purchaser, assignee, or transferee of all of the terms and provisions of this Agreement and
(ii) represents that such sale, assignment, or transfer was made in accordance with all applicable laws and regulations. Any sale, assignment, or transfer shall be recognized by the Fund as effective on the first day of the fiscal quarter following the fiscal quarter in which such notification is filed with the Fund. If Shares are sold, assigned, or transferred more than once during a fiscal quarter, the last purchaser, assignee, or transferee with respect to whom notification is received shall be recognized by the Fund.

      (b) VOTING. Unless and until an assignee of Shares becomes a Substituted Investor, such assignee shall not be entitled to vote or to give consents with respect to such Shares.

      (c) ASSIGNOR RIGHTS. Any Investor other than a Director who shall assign all of such Investor's Shares shall cease to be an Investor and shall not retain any statutory rights as an Investor.

      (d) WRITTEN ASSIGNMENTS. Anything herein to the contrary notwithstanding, both the Fund and the Directors shall be entitled to treat the assignor of Shares as the absolute owner thereof in all respects, and shall incur no liability for distributions made in good faith to such assignor until such time as a written assignment that conforms to the requirements of this Section 12.02 has been received by the Fund and accepted by the Directors.

      (e) ASSIGNEE NOT SUBSTITUTED SHAREHOLDER. A person who is the assignee of all or any fraction of the Shares of an Investor other than a Director, but does not become a Substituted Shareholder and desires to make a further assignment of such Shares, shall be subject to all the provisions of this Article 12 to the same extent and in the same manner as any Shareholder desiring to make an assignment of such Shareholder's Shares.

12.03 SUBSTITUTED SHAREHOLDERS.

      (a) APPROVAL. No Investor other than a Director shall have the right to substitute a purchaser, assignee, transferee, donee, heir, legatee, distributee, or other recipient of all or any fraction of such Investor's Shares as an Investor in the transferring Investor's place. Any such purchaser, assignee, transferee, donee, heir, or other recipient of Shares (whether pursuant to a voluntary or involuntary transfer) shall be admitted to the Fund as a Substituted Shareholder only (i) with the consent of the Directors, which consent shall be granted or withheld in the absolute discretion of the Directors; and (ii) by satisfying the requirements of Sections 12.01 or 12.02. Any such consent by the Directors may be evidenced, if necessary, by the execution by the Directors of an amendment to this Agreement evidencing the admission of such Person as a Shareholder. The admission of a Substituted Shareholder shall be recorded on the books and records of the Fund. The Shareholders hereby consent and agree to such admission of a Substituted Shareholder by the Directors. The Directors agree to process such amendments not less frequently than quarterly.

      (b) ADMISSION. Each Substituted Investor, as a condition to admission as an Investor, shall execute and acknowledge such instruments, in form and substance satisfactory to the Directors, as the Directors deem necessary or desirable to effectuate such admission and to confirm the agreement of the Substituted Shareholder to be bound by all the terms and provisions of this Agreement with respect to the Shares acquired. All reasonable expenses, including attorneys' fees, incurred by the Fund in this connection shall be borne by such Substituted Shareholder.

      (c) RIGHTS OF ASSIGNEE. Until an assignee shall have been admitted to the Fund as a Substituted Shareholder pursuant to this Section 12.03, such assignee shall be entitled to all of the rights of an assignee of a limited liability company interest under the Act.

12.04 INDEMNIFICATION. Each Investor shall indemnify and hold harmless the Fund, the Directors, and every Investor who was or is a party to any pending or completed action, suit, or proceeding whether civil, criminal, administrative, or investigative, by reason of or arising from any actual misrepresentation or misstatement of facts or omission to state facts made (or omitted to be made) by such Investor in connection with any assignment, transfer, encumbrance, or other disposition of all or and part of a Fund Interest, or the admission of a Substituted Investor to the Fund, against expenses for which the Fund or such other Person has not otherwise been reimbursed (including attorneys fees, judgments, fines, and amounts paid in settlement) actually and reasonably incurred by the Fund or such other Person in connection with such action, suit, or proceeding.

12.05 INCAPACITY OF AN INVESTOR. If an Investor other than a Director dies, such Investor's executor, administrator, or trustee, or, if such Investor is adjudicated incompetent, such Investor's committee, guardian or conservator, or, if such Investor becomes bankrupt, the trustee or receiver of such Investor's estate, shall have all the rights of an Investor for the purpose of settling or managing the estate of such Investor, and such power as the Incapacitated Investor possessed to assign all or any part of the Incapacitated Investor's Fund Interest and to join with such assignee in satisfying conditions precedent to such assignee's becoming a Substituted Investor. The Incapacity of an Investor shall not dissolve the Fund.

12.06 WITHHOLDING OF DISTRIBUTIONS. From the date of the receipt of any instrument relating to the transfer of a Share or at any time the Investment Manager is in doubt regarding the person entitled to receive distributions in respect of a Share, the Directors may withhold any such distributions until the transfer is completed or abandoned or the dispute is resolved.

12.07 TRANSFEROR-TRANSFEREE ALLOCATIONS. If a Share is transferred in compliance with the provisions of this Article 12, the income, gains, losses, deductions, and credits allocable in respect of that Share shall be allocated to the days of the Taxable Period to which they are economically attributable, and then prorated between the transferor and the transferee on the basis of the number of days in the Taxable Period that each was the holder of that interest.

                                   ARTICLE 13

                         CONSENTS, VOTING, AND MEETINGS

13.01 METHOD OF GIVING CONSENT. Any consent required by this Agreement may be given as follows:

      (a) by a written consent pursuant to Section 13.05 given by the consenting Investor at or prior to the doing of the act or thing for which the consent is solicited, provided that such consent shall not have been nullified by either
(i) notification to the Directors by the consenting Investor at or prior to the time of, or the negative vote by such consenting Investor at, any meeting held to consider the doing of such act or thing or (ii) notification to the Director prior to the doing of any act or thing the doing of which is not subject to approval at such meeting; or

      (b) by the affirmative vote by the consenting Investor to the doing of the act or thing for which the consent is solicited at any meeting called and held pursuant to Sections 13.04 or 13.05 to consider the doing of such act or thing.

13.02 LIMITATIONS ON REQUIREMENTS FOR CONSENTS. Notwithstanding any other provisions of this Agreement unless, prior to the exercise by the Investors other than the Directors of the rights of such Investors: (i) to approve actions of the Directors pursuant to Section 3.09; (ii) to vote to remove a Director or Investment Manager pursuant to Section 11.03 or to approve the appointment of a successor Director pursuant to Section 11.05; (iii) to approve and elect or remove Directors and to approve certain Fund matters pursuant to Section 5.04;
(iv) to approve and elect to dissolve the Fund pursuant to Section 14.01(c); or
(v) to amend this Agreement pursuant to Section 6.03, as the case may be, counsel for the Fund or counsel designated by not less than 10% of the Shares owned by all Investors shall have delivered to the Fund an opinion to the effect that neither the existence of such right or rights nor the exercise thereof will violate the provisions of the Act or the laws of the other jurisdictions in which the Fund is then formed or qualified, will adversely affect the limited liability of the Investors and Directors, or will adversely affect the classification of the Fund as a partnership for federal or state income tax purposes, then:

      (a) notwithstanding the provisions of Section 3.09, the Directors shall be prohibited from taking an action, performing an act, or entering into a transaction, as the case may be;

      (b) notwithstanding the provisions of Sections 11.03 and 11.05, the Investors other than the Directors shall be prohibited from removing a Director or from approving the appointment of a successor Director;

      (c) notwithstanding the provisions of Section 5.04, the Investors other than the Directors shall be prohibited from approving and electing or removing Directors and approving certain Fund matters, as the case may be;

      (d) notwithstanding the provisions of Section 14.01(c), the Investors other than the Directors shall be prohibited from electing to dissolve the Fund; and

      (e) notwithstanding the provisions of Section 6.03, the Investors other than the Directors shall be prohibited from amending this Agreement.

Such counsel may rely as to the law of any jurisdiction, other than a jurisdiction in which such counsel's principal office is located, on an opinion of counsel in such other jurisdiction in form and substance satisfactory to such counsel.

13.03 ACTION BY THE DIRECTORS. The Directors shall act by majority vote at a meeting duly called, or by unanimous written consent without a meeting, unless the 1940 Act requires that a particular action be taken only at a meeting. Meetings of the Directors may be called by any two Directors. Subject to the requirements of the 1940 Act, the Directors by majority vote may delegate to any one of its members, or a committee thereof, its authority to approve particular matters or take particular actions on behalf of the Fund. A quorum for all meetings of the Directors shall be a majority of the Directors.

13.04 SPECIAL MEETINGS. The dissolution of the Fund, the removal of Directors, and any other matter requiring the consent of all or any of the Investors other than the Investment Manager pursuant to this Agreement may be considered at a meeting of the Investors held not less than 20 nor more than 60 days after notification thereof shall be given to all Investors. Such notification (i) may be given by the Directors, in their discretion, at any time and (ii) shall be given by the Directors within 30 days after receipt by the Directors of a request for such a meeting made by Investors who own, in aggregate, not less than 10% of the Shares owned by all Investors. Any such notification shall state briefly the purpose, time, and place of the meeting. All such meetings shall be held within or outside the State of Delaware at such reasonable place as the Directors shall designate and during normal business hours. Investors may vote in Person or by proxy at any such meeting.

13.05 ACTION WITHOUT A MEETING. Any action that may be taken at a Fund meeting may be taken without a meeting if consent in writing setting forth the action to be taken is signed by the Investors holding not less than the minimum percentage of Shares that would be necessary to authorize or take such action at a meeting at which all the Investors were present and voted. Each Investor shall be given notice of the matters to be voted upon in the same manner as described in Sections 13.04 and 13.05. The date on which votes will be counted shall be not less than 10 or more than 60 days following mailing of the notice.

13.06 APPROVAL AND ELECTION OF DIRECTORS. In the approval and election of Independent Directors, those candidates receiving the highest number of votes cast, at a meeting at which a Majority in Interest of the Investors is present in person or by proxy, up to the number of Independent Directors proposed to be approved and elected, shall be approved and elected to serve until the next Investor meeting or until their successors are duly approved, elected and qualified; and each Investor shall have one vote for each Share owned by such Investor. In the approval and election of the Investment Manager, the candidate receiving the highest number of votes cast shall be approved and elected pursuant to the foregoing provision. Any vote for the approval and election of Directors shall be subject to the limitations of Section 13.02.

13.07 RECORD DATES. The Directors may set in advance a date for determining the Investors other than the Directors entitled to notification of and to vote at any meeting. All record dates shall not be more than 60 days prior to the date of the meeting to which such record date relates.

13.08 SUBMISSIONS TO INVESTORS. The Directors shall give all Investors notification of any proposal or other matter required by any provision of this Agreement or by law to be submitted for the consideration and approval of the Investors. Such notification shall include any information required by the relevant provision of this Agreement or by law.

                                   ARTICLE 14

                           DISSOLUTION AND TERMINATION

14.01 DISSOLUTION. The Fund shall be dissolved upon the occurrence of any of the following:

      (a) the expiration of its term, except to the extent extended pursuant to
Section 1.05;

      (b) the Incapacity of all Directors and the Investment Manager;

      (c) the vote of a Majority in Interest of the Investors;

      (d) the sale or other disposition at any one time of all or substantially all of the assets of the Fund; or

      (e) dissolution required by operation of law.

Dissolution of the Fund shall be effective on the day on which the event occurs giving rise to the dissolution, but the Fund shall not terminate until the assets of the Fund have been distributed as provided in Section 15.02 and the certificate of formation of the Fund has been canceled.

14.02 LIQUIDATION. On dissolution of the Fund, a "Liquidating Trustee" (who shall be the Directors, if still constituted, and otherwise shall be a Person proposed and approved by a Majority in Interest of the Investors) shall cause to be prepared a statement setting forth the assets and liabilities of the Fund as of the date of dissolution, and such statement shall be furnished to all of the Investors. Then, those Fund assets that the Liquidating Trustee determines should be liquidated shall be liquidated as promptly as possible, but in an orderly and business-like manner to minimize loss. If the Liquidating Trustee determines that an immediate sale at the time of liquidation of all or part of the Fund assets would cause undue loss to the Investors, the Liquidating Trustee may, in order to avoid such loss, either defer liquidation and retain the assets for a reasonable time, or distribute the assets to the Investors in kind. The Liquidating Trustee shall then wind up the affairs of the Fund and distribute the proceeds of the Fund by the end of the Taxable Period of the liquidation (or, if later, within 90 days after the date of such liquidation) in the following order or priority:

      (a) to the payment of the expenses of liquidation and to creditors (including Investors who are creditors, to the extent permitted by law) in satisfaction of liabilities of the Fund other than liabilities for distributions to Investors, in the order of priority as provided by law;

      (b) to the setting up of any reserves that the liquidating trustee may deem necessary or appropriate for any anticipated obligations or contingencies of the Fund or of the Liquidating Trustee arising out of or in connection with the operation or business of the Fund. Such reserves may be paid over by the Liquidating Trustee to an escrow agent or trustee proposed and approved by the Liquidating Trustee to be disbursed by such escrow agent or trustee in payment of any of the aforementioned obligations or contingencies and, if any balance remains at the expiration of such period as the liquidating trustee shall deem advisable, to be distributed by such escrow agent or trustee in the manner hereinafter provided;

      (c) to the payment of liabilities for distributions to Investors other than the Investment Manager in order of priority as provided by law;

      (d) to the payment of liabilities for distributions to Independent Directors in order of priority as provided by law;

      (e) to the payment of liabilities for distributions to the Investment Manager in order of priority as provided by law; then

      (f) to Investors in accordance with Net Asset Value.

For purposes of determining the amounts and allocation of such distribution, all Fund assets shall be valued by the Liquidating Trustee at their then fair market value, and any gains or losses that would arise from their sale at such valuation or, in the event of distributions to be made in kind, that would arise assuming such a sale were made, shall be allocated as specified in Article 8. For the purposes of calculating if and when Conversion occurs in liquidation, amounts credited to Investors pursuant to this Section 14.02 shall be deemed to have been distributed.

14.03 TERMINATION. The Liquidating Trustee shall comply with any requirements of the Act or other applicable law pertaining to the winding up of a limited liability company, at which time the Fund shall stand terminated.

                                   ARTICLE 15

                             COVENANTS OF INVESTORS

Each Investor covenants, warrants, and agrees with the Fund and each of the Investors that:

      (a) such Investor shall not transfer, sell, or offer to sell such Investor's Shares without compliance with the conditions and provisions of this Agreement;

      (b) if such Investor assigns all or any part of such Investor's Shares, then until such time as one or more assignees thereof are admitted to the Fund as a Substituted Shareholder with respect to the Shares so assigned, the matters to which any holder thereof would covenant and agree if such holder were to execute this Agreement as an Investor shall be and remain true; and

      (c) such Investor shall notify the Directors immediately if any representations or warranties made herein or in any subscription agreement should be or become untrue.

                                   ARTICLE 16

                                   ARBITRATION

IN THE EVENT A DISPUTE BETWEEN THE PARTIES HERETO ARISES OUT OF, IN CONNECTION WITH, OR WITH RESPECT TO THIS AGREEMENT, OR ANY BREACH THEREOF (OTHER THAN CLAIMS ARISING UNDER FEDERAL AND

STATE SECURITIES LAWS), SUCH DISPUTE SHALL, ON THE WRITTEN REQUEST OF ONE PARTY DELIVERED TO THE OTHER PARTY, BE SUBMITTED TO AND SETTLED BY ARBITRATION IN THE COUNTY OF NEW YORK IN ACCORDANCE WITH THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION THEN IN EFFECT. JUDGMENT UPON THE AWARD RENDERED BY THE ARBITRATORS MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF. THE PARTIES HEREBY SUBMIT TO THE IN PERSONAM JURISDICTION OF THE SUPERIOR COURT OF THE STATE OF NEW YORK FOR THE PURPOSE OF CONFIRMING ANY SUCH AWARD AND ENTERING JUDGMENT THEREON. NOTWITHSTANDING ANYTHING TO THE CONTRARY THAT MAY NOW OR HEREAFTER BE CONTAINED IN THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION, THE PARTIES AGREE AS
FOLLOWS:

      (a) Within 10 days after receipt of notice of arbitration from the noticing party, each party shall propose and approve one person approved by the American Arbitration Association to hear and determine the dispute. If more than two parties are involved, they shall together propose and approve two persons. The two persons so chosen shall propose and approve a third impartial arbitrator. The majority decision of the arbitrators shall be final and conclusive upon both parties hereto. If either party fails to approve its arbitrator within 10 days after delivery of the notice provided for herein, then the arbitrator approved by the one party shall act as the sole arbitrator and shall be deemed to be the single, mutually approved arbitrator to resolve the controversy. In the event the parties are unable to agree upon a rate of compensation for the arbitrators, they shall be compensated for their services at a rate to be determined by the American Arbitration Association;

      (b) the parties shall enjoy, but are not to be limited to, the same rights to discovery as they would in the federal District Court for the Southern District of New York;

      (c) the costs of the arbitration including attorneys' fees shall be paid by the suing party or will be allocated between the parties in such proportions as the arbitrators decide;

      (d) the arbitrators shall, upon the request of either party, issue a written opinion of their findings of fact and conclusions of law; and

      (e) upon receipt by the requesting party of said written opinion, said party shall have the right within 10 days thereof to file with the arbitrators a motion to reconsider, and the arbitrators thereupon shall reconsider the issues raised by said motion and either confirm or change their majority decision, which shall then be final and conclusive upon both parties hereto. The costs of such a motion for reconsideration and written opinion of the arbitrators including attorneys' fees shall be paid by the moving party.

                                   ARTICLE 17

                                POWER OF ATTORNEY

17.01 POWER OF ATTORNEY. Each Investor other than a Director hereby irrevocably constitutes and appoints the Investment Manager as such Investor's true and lawful agent and attorney-in-fact, with full power and authority in such Investor's name, place, and stead, to make, execute, acknowledge, deliver, file, and record the following documents and instruments in accordance with the other provisions of this Agreement;

      (a) this Agreement and a certificate of formation, a certificate of doing business under fictitious name, and any other instrument that may be required to be filed in connection with the formation and operation of the Fund under the laws of Delaware or other laws of any other state;

      (b) any and all amendments, restatements, cancellations, or modifications of the instruments described in Section 17.01(a);

      (c) any and all instruments related to the admission of any successor Director or any Investor; and

      (d) all documents and instruments that may be necessary or appropriate to effect the dissolution and termination of the Fund, pursuant to the terms hereof.

17.02 IRREVOCABILITY. The foregoing power of attorney is coupled with an interest and such grant shall be irrevocable. Such power of attorney shall survive the subsequent Incapacity of any such Investor or the transfer of any or all of such Investor's Shares.

17.03 PRIORITY OF AGREEMENT. In the event of any conflict between provisions of this Agreement or any amendment hereto and any documents executed, acknowledged, sworn to, or filed by the Directors under this power of attorney, this Agreement and its amendments shall govern.

17.04 EXERCISE OF POWER. This power of attorney may be exercised by a Directors either by signing separately as attorney-in-fact for each such Investor or by a single signature of a Directors acting as attorney-in-fact for all of them.

                                   ARTICLE 18

                                  MISCELLANEOUS

18.01 CERTIFICATE OF FORMATION. On each subsequent change in the Fund specified in the Act, the Directors shall cause to be executed and acknowledged an amended certificate of formation pursuant to the provisions of the Act, which will be duly filed as prescribed by Delaware law.

18.02 DELAWARE LAW. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted according to, the laws of Delaware.

18.03 COUNTERPARTS. This Agreement may be executed in counterparts, and all counterparts so executed shall constitute one agreement that shall be binding on all the parties hereto. Any counterpart of either this Agreement that has attached to it separate signature pages which altogether contain the signatures of all Directors or Investors or their attorneys-in-fact shall for all purposes be deemed a fully executed instrument.

18.04 BINDING UPON SUCCESSORS AND ASSIGNS. Subject to and unless otherwise provided in this Agreement, each and all of the covenants, terms, provisions, and agreements herein contained shall be binding upon and inure to the benefit of the successors, successors-in-title, heirs, and assigns of the respective parties hereto.

18.05 NOTICES. Any notice, offer, consent, or demand permitted or required to be made under this Agreement to any party hereto shall be given in writing signed by the Investor giving such notice either by (i) personal delivery or (ii) by registered or certified mail, postage prepaid, addressed to that party at the respective address shown on the Fund's books and records, or to such other address as that party shall indicate by proper notice to the Directors, in the same manner as provided above. All notices shall be deemed effective upon receipt or five days after the date of mailing in accordance with the above provisions.

18.06 SEVERABILITY. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be effected thereby, but shall be enforced to the maximum extent possible under applicable law.

18.07 ENTIRE AGREEMENT. This Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject hereof and supersedes all prior agreements or understandings, written or oral, between the parties with respect thereto.

18.08 HEADINGS, ETC. The headings in this Agreement are inserted for convenience of reference only and shall not affect interpretation of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated either the masculine or the neuter genders shall include the masculine, the feminine and the neuter.

18.09 LEGENDS. If certificates are issued evidencing an Investor's Shares, each such certificate shall bear such legends as may be required by applicable federal and state laws, or as may be deemed necessary or appropriate by the Directors to reflect restrictions upon transfer contemplated herein.

EXECUTED ______________ at _________THE INVESTMENT MANAGER


VCVILLAGE.COM ADVISERS, INC.,
Investment Manager

By:
   --------------------------------
   Daniel M. Bendheim, President


THE AFFILIATED DIRECTORS

[Daniel M. Bendheim]


THE INDEPENDENT DIRECTORS

[                       ]

[                       ]

[                       ]


THE INVESTORS

(All Investors now and hereafter
admitted as Investors of the Fund
pursuant to powers of attorney now and
hereafter executed in favor of, and
delivered to, the Investment Manager)


By: The Directors,
    Attorney-in-Fact